Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

FORD CREDIT FLOORPLAN MASTER OWNER TRUST A SERIES 2017-2 & 3 INVESTOR ROADSHOW September 2017

FREE WRITING PROSPECTUS Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-888-603-5847 1

AGENDA Slide Floorplan Transaction Floorplan Master Trust Servicing and Risk Management 3 7 15 26 31 A1 Ford Corporate Ford Credit Appendix Overview

FLOORPLAN TRANSACTION

FLOORPLAN TRANSACTION TRANSACTION PARTICIPANTS AND POTENTIAL TIMING Issuer Ford Credit Floorplan Master Owner Trust A Depositors Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Servicer and Sponsor Ford Motor Credit Company LLC Joint-Lead Managers Barclays BNP Paribas Citigroup J.P. Morgan SMBC Nikko N/A Co-Lead Managers Expected Key Dates Item Thursday, September 28 Pre-Marketing Indenture Trustee The Bank of New York Mellon Monday, October 2 Announce Transaction Owner Trustee U.S. Bank Trust, N.A. Tuesday, October 3 Price Transaction Backup Servicer Wells Fargo Bank, N.A. Wednesday, October 11 Settlement Date Asset Representations Reviewer Clayton Fixed Income Services LLC 4 Sep-17 SMTWTFS 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 Oct-17 1 2 3 4 5 6 7 8 9 10 11 12 13 14

FLOORPLAN TRANSACTION

TRANSACTION STRUCTURE – SERIES 2017-2

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- **Enhancement provided by subordinated notes, required subordinated amount, required reserve account, and excess spread:**

Capital Structure	Series 2017-2 Allocation*	Expected Ratings S&P	Expected Ratings Fitch
Class A-1 notes (Fixed) Class A-2 notes (Float)	76.50%	AAA	AAA
Class B notes (Fixed)	3.50%	AA+	AA
Class C notes (Fixed)**	5.00%	NR	NR
Class D notes (Fixed)**	3.00%	NR	NR
Subordination Factor	12.00%		
Total	100.00%		
Cash Reserve	0.88%		
Total Class A Enhancement	24.38%		

Class A1 and A2 Notes Size	$750 million (subject to change)
Payment Type	Fixed / Float
Benchmark	Interpolated Swaps / 1M Libor
Expected Final	September 15, 2020
Legal Final	September 15, 2022
ERISA Eligible	Yes
Method of Distribution	Public
Payment Rate Trigger	25% payment rate layer is breached ***

- **FCFMOTA 2017–2 is structured to comply with U.S. Regulation RR (Risk Retention) and may allow EEA investors to comply with EEA Credit Risk Retention**

* As a percent of the required pool balance allocated to the series

** The Class C and Class D notes are not being offered

*** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage

5

FLOORPLAN TRANSACTION TRANSACTION STRUCTURE – SERIES 2017-3 Enhancement provided by subordinated notes, required subordinated amount, required reserve account, and excess spread: Expected Ratings S&P Fitch Series 2017-3 Allocation* Class A Notes Size $350 million (subject to change) Capital Structure 76.50% 3.50% 5.00% 3.00% 12.00% AAA AA+ NR NR AAA AA NR NR Class A notes (Fixed) Class B notes (Fixed) Class C notes (Fixed)** Class D notes (Fixed)** Subordination Factor Total Payment Type Fixed Benchmark Expected Final Interpolated Swaps September 15, 2022 Legal Final September 15, 2024 100.00% ERISA Eligible Yes Cash Reserve Total Class A Enhancement 0.88% Method of Distribution Public 24.38% Payment Rate Trigger 25% payment rate layer is breached *** FCFMOTA 2017–3 is structured to comply with U.S. Regulation RR (Risk Retention) and may allow EEA investors to comply with EEA Credit Risk Retention * As a percent of the required pool balance allocated to the series ** The Class C and Class D notes are not being offered *** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage 6

FLOORPLAN MASTER TRUST

FLOORPLAN U.S. PRODUCT OVERVIEW Ford Credit has been financing dealer vehicle inventory since 1959 and has been securitizing floorplan loans since 1991 Ford’s dealers represents the face of Ford to our customers and local communities. Ford’s goal is to maintain a profitable dealer network of Ford and Lincoln dealerships that deliver an innovative and engaging sales and service experience for our customers. At year-end 2016 Ford and Lincoln had approximately 3,200 dealers Over the past five years, Ford Credit financed approximately 76% to 78% of all Ford and Lincoln dealer new vehicle inventory Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold Ford Credit’s floorplan portfolio has historically experienced very low losses Low losses are primarily a function of strong risk management practices and servicing: – Continuous dealer monitoring of: » » » » Financial health Payment performance Vehicle collateral status Risk-based on-site inventory audits – – – Intensification of risk management actions as dealer risk increases Use of proprietary risk rating assessment and behavioral scoring models Ford Credit leverages access to dealer information through Ford relationship 8

FLOORPLAN SECURITIZATION TRUST OVERVIEW Ford Credit’s current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 40 series The Trust offers floorplan asset-backed securities through various channels: – – – Public transactions Rule 144A transactions Other private transactions 9

FLOORPLAN SECURITIZATION

PERFORMANCE OVERVIEW

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Floorplan Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance


Losses
Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009
0.004%
0.007%
(0.025)%
(0.008)%
(0.008)%
(0.004)%
(0.004)%
Recoveries
2012
2013
2014
2015
2016
Q2 2016
Q2 2017

Trust Pool Net Losses (Recoveries) as a Percent of Average Principal Balance


Losses
No Trust losses realized since inception because depositors elected to accept reassignment of receivables from "status" accounts
0.000%
0.000%
0.000%
0.000%
0.000%
0.000%
0.000%
Recoveries
2012
2013
2014
2015
2016
Q2 2016
Q2 2017

Trust Pool Three-Month Average of Monthly Principal Payment Rate*


Lowest 3 Month Average Payment Rate was 29.9% in February 2005
Memo: Days Supply**
Payment Rate
65%
55%
45%
35%
25%
15%
Payment rate triggers
77
120
143
Jun-12
Jun-13
Jun-14
Jun-15
Jun-16
Jun-17

Trust Pool Dealer Risk Ratings


Percent of Principal Balance
100%
80%
60%
40%
20%
0%
Dec-12
Dec-13
Dec-14
Dec-15
Dec-16
Jun-17
Other
Group IV (Poor)
Group III
Group II
Group I (Strong)

* The three-month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months
** As of June 30, 2017; estimated days supply derived from payment rate

10

FLOORPLAN SECURITIZATION

HISTORICAL BALANCE

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Historical Trust Balance vs. Required Pool Balance ($Bils)
Floorplan Trust Balance (excluding EFA)
Required Pool Balance
$20.6
$13.0
Cash funding required as a result of low Trust balance*
Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 Jun-12 Dec-12 Jun-13 Dec-13 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17

Note: As of June 30, 2017 the Trust balance was $20.6 billion

* Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs)

11

FLOORPLAN SECURITIZATION STRUCTURE OVERVIEW FCFMOTA 2017-2 & 3 Credit enhancement in Ford Credit’s floorplan securitization program includes: – – – – Subordination of junior notes Required subordinated amount Cash reserve (1% of notes) Excess spread Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limits Concentration Limit Incremental Subordination * ($Mils.) - Ineligible receivables - Dealer concentration (5% for AutoNation) - Used vehicle concentration - Fleet concentration - Medium/Heavy truck concentration - Manufacturer concentration (2% for lower rated manufacturers) * As of June 30, 2017 N/A 2% 20% 4% 2% 10% $ 29.0 0.0 0.0 0.0 0.0 117.5 Total Class A Enhancement ~24.4% Total: $ 146.5 12 Class A Notes ("AAA") % of Receivable Balance 76.5% 3.5% 5.0% 3.0% 12.0% Class B Notes ("AA") Class C Notes (“Not Rated") Class D Notes (“Not Rated") Available Subordinated Amount Reserve Account 0.9% Excess Spread (per annum)

FLOORPLAN SECURITIZATION KEY SERIES TRIGGERS Enhancement Step-Up Trigger Subordination or reserve fund increases by four percentage points if average monthly principal payment rate for the three preceding collection periods is less than 25% Amortization Triggers Average monthly principal payment rate for the three preceding collection periods is less than 21% Cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months Available subordinated amount is less than the required subordinated amount Bankruptcy, insolvency, or similar events relating to either depositor, the issuer, Ford Credit, or Ford Motor Company 13

FLOORPLAN SECURITIZATION OUTSTANDING SERIES* Private Variable Funding Notes Floorplan securitization 144A Term Series 2013-2, 2014-3, 2015-3, 2016-2 Series 2006-1, 2012-3, 2014-5 Amount Outstanding ($Bils) Senior Hard Enhancement (AAA Notes) Maturity Ranges $0.0 25.75% October 2017 - April 2019 $1.7 24.27% March 2020 - March 2023 •Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity – Capacity $3.9 billion Trust Balance ($Bils) - - - Total Funding: Total Assets Unfunded Assets $ 11.2 20.6 9.4 14 * As of June 30, 2017 Public Term Series 2012-5, 2013-4, 2014-2, 2014-4, 2015-1, 2015-2, 2015-4, 2015-5, 2016-1, 2016-3, 2016-4, 2016-5, 2017-1 $9.5 24.38% August 2017 - August 2020

SERVICING AND RISK MANAGEMENT

FLOORPLAN RISK MANAGEMENT AND SERVICING TYPICAL DEALER STRUCTURE Personal guarantees from many dealers Dealer Structure – Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations Many dealers use a holding company structure similar to the one shown here Assets • Stocks, bonds, cash • Non-dealer real estate • Other assets, for example, boat, plane, jewelry and furniture Dealer Principal Secondary Collateral – Holding Company Collateral – The financed vehicles are the primary collateral for dealer floorplan loans For many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer adjusted net worth and real estate equity Dealers have significant “skin in the game,” which provides a strong incentive for dealers to repay floorplan loans – Assets • Unfloored used inventory • Furniture, fixtures, parts, accessories and equipment • Dealer net worth Real Estate Holding Company Dealer (Borrower) Secondary Collateral Assets • Land • Buildings – Secondary Collateral Primary Collateral Financed new and used 16 vehicles

FLOORPLAN RISK MANAGEMENT UNDERWRITING AND CREDIT REVIEW PROCESS A dealership seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information Ford Credit performs a thorough review of the dealer’s: – – – – Business, legal and operations structure including number of manufacturer franchises Credit information Financial statements or tax returns Types of vehicles included in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet Ford Credit evaluates the dealer’s financial resources and the amount and types of financing requested The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business Due to ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, typically at least annually, following the similar process utilized to evaluate new dealer account originations 17

FLOORPLAN RISK MANAGEMENT DEALER RISK RATING ASSESSMENT Ford Credit evaluates new dealer account originations (using a proprietary scoring model), performs ongoing credit reviews of dealers, and assigns risk ratings Consistent with the prospectus, dealer risk ratings are categorized into groups: Group I II III IV Other Description Strong to superior financial metrics Fair to favorable financial metrics Marginal to weak financial metrics Poor financial metrics, may be uncollectible Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance Ford Credit updated its dealer risk rating model in December 2015. Dealer guarantees are now taken into account when assigning a dealer a risk rating Dealer risk model is validated regularly to ensure the integrity and performance of the model and is updated if necessary 18

FLOORPLAN RISK MANAGEMENT DEALER BEHAVIOR ASSESSMENT Ford Credit assesses each dealer monthly using a proprietary behavioral scoring model, Monthly Accounts Review (MAR) – MAR rating determines the intensity and frequency of our dealer monitoring and controls Large sample size and significant historical dealer performance have been analyzed to identify key indicators that predict a dealer’s near-term ability to meet its financial obligations – MAR utilizes the dealer’s most recent unadjusted financial metrics, payment performance and credit line utilization MAR allows Ford Credit to identify behavior risks and appropriately allocate resources to resolve issues before they escalate MAR is validated regularly to ensure integrity and performance of the model and is updated if necessary Ford Credit adjusted its behavioral scoring model in July 2015 to leverage more dealer data in order to improve recognition of unprofitable dealers 19

FLOORPLAN SERVICING AND RISK MANAGEMENT DEALER MONITORING Dealers STRATEGY Monitor Payoffs Aged Inventory Overline Report Financial Statements Risk Rating Credit File Review Dashboard Trend Report Monthly Accounts Review Assess dealer risk and determine action plans Dashboard – Medium to Low Risk Trigger based action plans – action plans no longer required effective 9/1/17 No Further Action Watch Report – Medium to High Risk Formal review of action plans and results presented to senior management (plans may include more frequent physical audits) Watch Report Intensive Care Unit (ICU) – High Risk More experienced risk team Increased intensity surrounding action plans and timelines ICU Status On-site control Focus on asset protection Status Liquidation Liquidation Focus on loss mitigation 20 MAR Directed Action Plans Monitor Monthly Accounts Review (MAR)

FLOORPLAN RISK MANAGEMENT INVENTORY AUDITS A dealer’s risk rating determines the scheduled frequency of on-site vehicle inventory audits: Ford Credit engages a vendor to perform on-site vehicle inventory audits – – Size of an audit team varies based on dealer locations and complexity All dealer locations are typically audited same day Dealer generally does not receive advance notice of an audit Strict controls on how often the same auditor may lead a dealer’s audit Ford Credit generally reconciles each audit the same day Immediate payment is required for any sold vehicle Ford Credit follows a robust quality assurance process to monitor the vendor’s performance 21

FLOORPLAN RISK MANAGEMENT FORD CREDIT MONITORING ACTIONS If Ford Credit discovers any issues when monitoring a dealer, it may: Increase frequency of on-site vehicle inventory audits or schedule an immediate on-site vehicle inventory audit Review curtailment options and advance rates Suspend credit lines Verify cash balances and organizational structure Assign Ford Credit dealership accounting specialists to perform an in-depth review of the dealership and validate the accuracy and completeness of financial statement(s) Meet with owners / guarantors Increase risk rating to trigger more extensive monitoring Discuss with Ford or Lincoln sales division to ensure an aligned approach 22

FLOORPLAN RISK MANAGEMENT STATUS DEALER PROCEDURES A dealer status is declared when: – Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit Dealer fails to pay principal or interest Dealer bankruptcy Other circumstances that warrant immediate action – – – Once a status is declared Ford Credit may then: – – – – – – – – Suspend credit lines Maintain Ford Credit personnel on site Collect titles and keys Secure dealer inventory Issue payment demand letters Obtain liens on property of guarantors Increase the dealer’s floorplan interest rate Initiate legal action to exercise rights under the floorplan financing agreement 23

FLOORPLAN RISK MANAGEMENT STATUS DEALER PROCEDURES (CONTINUED) If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will: – – Liquidate vehicles and any available secondary collateral to obtain greatest value Continue collection efforts against personal and corporate guarantors Should liquidation be necessary, inventory is disposed through the following channels: – – – Transfer of vehicles to other dealers Repurchase by manufacturer and redistribution to other dealers Sale of vehicles at auction 24

FLOORPLAN RISK MANAGEMENT CAPTIVE FINANCE COMPANY BENEFITS Integrated Systems Enable Real Time Controls Ford Ford Credit 2. Information on sold vehicles reported to Ford Credit and matched to floorplan receivables North American Vehicle Information System Dealer Floorplan Receivables System 3. 1. Dealer reports vehicle sale to obtain: - Warranty registration - Manufacturer incentives Dealer pays off floorplan receivables Dealer Other captive finance company benefits: – – – – Access to monthly dealer financial statements allows monitoring of dealer financial strength Dealer monitoring by both Ford and Ford Credit Joint Ford and Ford Credit discussions with dealers on various aspects of the business Comparative dealership benchmarking between dealerships of like size or in similar markets 25

FORD CORPORATE OVERVIEW

PRODUCT AND OTHER HIGHLIGHTS U.S. F-Series sales totaled 224,579 in 2Q; best 2Q since 2001 In China, Ford sold more than 282,000 vehicles in 2Q; Lincoln achieved best-ever quarterly sales Launched full range of all-new Fiesta models in Europe Earned No. 2 ranking of non-premium brands in this year’s U.S. J.D. Power Initial Quality Study; best ranking in report’s 31-year history Ford’s first software update via Wi-Fi with a SYNC 3 update to more than 800,000 model-year 2016 vehicles Retooling Kentucky Truck to build all-new Expedition and Navigator; next-generation Focus for NA to be sourced primarily from China 27

TOTAL COMPANY 2Q 2017 ADJUSTED PRE-TAX RESULTS* (MILS) Company adj. PBT driven by Auto and Financial Services results All Other primarily net interest expense plus FSM LLC Decline in Company adj. PBT due to Auto Total Automotive Segment Financial Services Segment All Other B / (W) 2Q 2016 $(486) $(641) $218 $(63) 28 * See Appendix for detail, reconciliation to GAAP and definitions $2,507 $2,191 $603 $(287)

AUTOMOTIVE SEGMENT 2Q 2017 KEY METRICS Wholesales (000) Revenue (Bils) Market Share (Pct) Operating Margin (Pct) Pre-Tax Results (Mils) Auto top-line metrics mixed YoY; financial metrics lower Global SAAR up 4% due to AP, Europe and SA Global market share lower due to NA, Europe and MEA; share up in AP and SA $2,832 $37.0 $37.1 1,694 1,651 $2,191 7.7% 7.5% 7.4% 5.9% 3% --% 0.1 ppts 1.8 ppts 23% 2016 2017 2016 2017 20162017 20162017 2016 2017 YTD: 3,414 3,354 $72.2 $73.6 7.5% 7.3% 8.7% 5.6% $6,296 $4,156 2% 2% 0.2 ppts 3.1 ppts 34% 29

TOTAL COMPANY CREDIT RATINGS S&P Moody's Fitch DBRS Issuer Ratings Ford Motor Ford Credit FCE Bank plc Long-Term Senior Unsecured BBB BBB BBB N/A N/A N/A BBB BBB BBB BBB BBB NR Ford Motor Ford Credit FCE Bank plc Short-Term Unsecured BBB BBB BBB Baa2 Baa2 Baa2 BBB BBB BBB BBB BBB NR Ford Credit Outlook A-2 Stable P-2 Stable F2 Stable R-2M Stable 30

FORD CREDIT 31

FORD CREDIT INTEGRATION CREATES STRATEGIC ADVANTAGE Go Further • Automotive specialist with vested interest in Ford dealer success Training and consulting Consistent market presence UA• I FORD CREDIT Fast, flexible,quality service Fullarray of products Incrementalvehicle sales (Breadth of business and customer relationship management) More products, faster )l • Dealers • -==-· • • share ions 32 • Higher loyalty and • Profits and distribut • Higher customer satisfaction • Trusted brand • Access to dealer channel

FORD CREDIT A STRATEGIC ASSET Consistently profitable business driven by: Integrated marketing strategy with Ford World-class operating costs Strong risk management – well-performing portfolio $4.9 Distributions Pre-tax Results $3.7 $3.1 $2.9 $2.4 $2.5 $2.5 $2.1 $2.0 $2.1 $2.0 $2.0 $1.9 $1.9 $1.8 $1.8 $1.8 $1.7 $1.2 $(2.6) 20082009 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2010 2011 2012 2013 2014 2015 2016 33 Over The Last 20 Years, Ford Credit Generated $42 Billion In Pre-Tax Profits And $26 Billion In Distributions

FORD CREDIT 2Q 2017 KEY METRICS U.S. Retail and Lease Net Receivables (Bils) Managed Receivables* (Bils) Pre-Tax Results (Mils) Average Placement FICO Over-60-Day Loss-to-Receivables Ford Credit’s best quarterly PBT since 2011 Receivables grew globally, led by retail financing Disciplined and consistent underwriting practices Robust portfolio performance Delinquencies (Pct) (LTR) (Pct) 741 744 $135 $134 $142 $128 $619 0.46% 0.37% $400 0.12%0.13% 5% 6% 55% 1 bps 3 pts 9 bps 2016 2017 2016 2017 2016 2017 2016 2017 2016 2017 2016 2017 YTD: $914 $1,100 737743 0.13% 0.14% 0.41% 0.50% 20% 6 pts 1 bps 9 bps 34 * See Appendix for reconciliation to GAAP

FORD CREDIT

2Q 2017 PRE-TAX RESULTS (MILS)



$219
$619
$400
Residual Losses $ 5
Supplemental Depreciation (8)
Change in Reserves $ 54
Actual Losses (18)
Derivatives Market Valuation $90
Other 4
$86
$17
$36
$(3)
$(11)
$94
2Q 2016
2Q 2017
Volume / Mix
Financing Margin
Credit Loss
Lease Residual
Exchange
Other

Ford Credit's YoY PBT gain driven by most factors

Volume and mix up due to global receivables growth

Lease residual reflects stronger-than-expected auction values and latest ALG valuation

Derivatives market valuation reflects higher interest rate movements

35

FORD CREDIT 2Q 2017 NET RECEIVABLES Net investment in operating leases Consumer finance Non-consumer finance MIX (BILS) $135 Ford Credit’s lease portfolio managed with an enterprise view $2 $8 Total Americas Europe Asia Pacific 36 $27 $68 $40 $109 $27 $52 $21 $0.4$5 $30$13$3 SUV / CUV: 55% Car: 24% Truck: 21%

FORD CREDIT AMERICAS FINANCING SHARES AND CONTRACT PLACEMENT VOLUME 2Q YTD 2016 2017 2016 2017 Financing Shares (%) Retail Installment and Lease Share of Ford Retail Sales (excl. Fleet) United States Canada Wholesale Share 60% 76 50 76% 59% 75 54% 75 United States Canada 75% 61 76 63% 75% 61 76% 61 Co n tra ct P l a ce m e n t Vo l u m e – N e w a n d U s e d R e ta i l / Le a s e (000) United States Canada Mexico Total Americas Segment 312 48 9 258 51 9 578 84 19 522 87 19 369 318 681 628 37

FORD CREDIT U.S. ORIGINATION METRICS FICO and Higher Risk Mix Retail and Lease Average Placement FICO Higher Risk Portfolio Mix Disciplined and consistent underwriting practices for many years Portfolio quality evidenced by FICO scores and steady risk mix Extended-term contracts relatively small part of our business 743 744 741 741 741 732 6% 6% 6% 6% 6% 6% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Retail Contract Terms Average Retail Placement Term Retail 73 Months Mix 66 mo. 65 mo. 65 mo. 64 mo. 64 mo. 64 mo. 6% 5% 4% 4% 3% 3% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 38

FORD CREDIT U.S. RETAIL AND Over-60-Day Delinquencies (excluding bankruptcies) LEASE CREDIT LOSS DRIVERS Repossessions (000) and Repo. Rate (%) Repossessions (000) Repo. Rate (%) Delinquencies and repossessions remain low Lower severity vs 1Q reflecting improved auction market Charge-offs and LTR continue to be within our placement expectations 1.16% 1.16% 1.06% 1.06% 1.04% 0.96% 0.16% 0.16% 0.16% 0.14% 0.13% 0.12% 8 7 8 10 9 8 1Q16 2Q16 3Q16 4Q16 Severity (000) 1Q17 2Q17 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Charge-Offs (Mils) and LTR Ratio (%) Charge-Offs (Mils) LTR Ratio (%) 0.59% $10.7 $10.6 0.54% 0.46% 0.44% 0.45% $10.5 0.37% $10.0 $9.9 $9.8 $74 $63 $79 $108 $96 $82 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 39

FORD CREDIT WORLDWIDE CREDIT LOSS METRICS Charge-Offs (Mils) and LTR Ratio (%) Charge-Offs (Mils) LTR Ratio (%) Worldwide credit loss metrics remain strong Credit loss reserve based on historical losses, portfolio quality and receivables level YoY reserve growth reflects credit loss trends and growth in receivables 0.39% 0.32% 0.35% 0.29% 0.29% 0.25% $92 $84 $107 $132 $119 $101 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Credit Loss Reserve (Mils) and Reserve as a Pct. of EOP Managed Receivables Credit Loss Reserve (Mils) Reserve as a Pct. of EOP Managed Receivables (%) 0.42% 0.41% 0.40% 0.40% 0.38% 0.35% $463 $512 $541 $548 $584 $588 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 40

FORD CREDIT FUNDING STRUCTURE – $127 $2 MANAGED $137 $4 $6 RECEIVABLES*(BILS) $142 $5 $6 $6 Commercial Paper Ford Interest Advantage / Deposits $48 $50 $50 Funding is diversified across platforms Well capitalized with strong investment grade balance sheet profile Term Asset-Backed Securities $70 $66 $62 Term Debt (incl Bank Borrowings) Other Equity Cash $9 $14 $9 $13 $6 $12 $10 2Q 2017 34% $11 Year End 2015 39% $11 Year End 2016 37% Securitized Funding as Pct. of Managed Receivables 41 * See Appendix for reconciliation to GAAP and definitions

FORD CREDIT PUBLIC TERM FUNDING PLAN* (BILS) 2017 2015 Actual 2016 Actual Through August 25 Forecast Unsecured Ford Motor Credit Ford Credit Canada FCE Bank Rest of World Total Unsecured Issuance plans consistent with prior years Issuance remains diversified across platforms and markets $ 11 1 4 $ 10 1 3 $ 9 - 10 1 - 2 2 - 3 1 $ 8 1 2 - - - $ 17 $ 14 $ 13 - 16 $ 11 Securitizations $ 13 $ 13 $ 13 - 15 $ 8 Total Public $ 30 $ 28 $ 26 - 31 $ 19 42 * Numbers may not sum due to rounding; see Appendix for definitions

FORD CREDIT

BALANCE SHEET METRICS


Leverage (to 1)*
Financial Statement
Managed
9.9
9.2
9.8
9.1
9.3
8.8
8 - 9
4Q16
1Q17
2Q17
Target
Liquidity Available For Use (Bils)
$27
$29
$29
$25+
4Q16
1Q17
2Q17
Target

Managed leverage returned to target range

Liquidity remains strong and above target

* See Appendix for reconciliation to GAAP

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FURTHER INFORMATION Ford Investor Relations Contact: Fixed Income Investors: Karen Rocoff (U.S.-based) 313-621-0965 fixedinc@ford.com Information on Ford: • • • • • www.shareholder.ford.com 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports Ford University Information on Ford Motor Credit Company: • • • • • • www.fordcredit.com/investor-center 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports Ford Credit University Quarterly Statistical Information 44

RISK FACTORS Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: Decline in industry sales volume, particularly in the United States, Europe, or China, due to financial crisis, recession, geopolitical events, or other factors; Lower-than-anticipated market acceptance of Ford’s new or existing products or services, or failure to achieve expected growth; Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States; Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; Fluctuations in foreign currency exchange rates, commodity prices, and interest rates; Adverse effects resulting from economic, geopolitical, protectionist trade policies, or other events; Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors); Single-source supply of components or materials; Labor or other constraints on Ford’s ability to maintain competitive cost structure; Substantial pension and other postretirement liabilities impairing liquidity or financial condition; Worse-than-assumed economic and demographic experience for pension and other postretirement benefit plans (e.g., discount rates or investment returns); Restriction on use of tax attributes from tax law “ownership change;” The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs; Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions; Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise; Adverse effects on results from a decrease in or cessation or claw back of government incentives related to investments; Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third party vendor or supplier; Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities; Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles; Increased competition from banks, financial institutions, or other third parties seeking to increase their share of financing Ford vehicles; and New or increased credit regulations, consumer or data protection regulations, or other regulations resulting in higher costs and/or additional financing restrictions. We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. 45

APPENDIX

APPENDIX

FLOORPLAN PORTFOLIO PERFORMANCE

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		Six Months ended June 30,		Year ended December 31,				
		2017	2016	2016	2015	2014	2013	2012
		(Dollars in Millions)						
Ford Credit Portfolio	Average principal balance [1]	$ 23,234	$ 23,173	$ 22,312	$ 19,261	$ 19,072	$ 17,177	$ 13,847
	Net losses (recoveries) [2]	$ 0.8	$ (0.5)	$ 0.9	$ (0.7)	$ (1.5)	$ (1.3)	$ (3.5)
	Net losses/average principal balance	0.007%	(0.004)%	0.004%	(0.004)%	(0.008)%	(0.008)%	(0.025)%
	Liquidations [3]	$ 58,196	$ 56,671	$ 109,982	$ 108,187	$ 97,427	$ 95,429	$ 82,418
	Net losses (recoveries)/liquidations	0.001%	(0.001)%	0.001%	(0.001)%	(0.002)%	(0.001)%	(0.004)%
Trust	Net losses/average principal balance [4] [5] [6]	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%

(1) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated

(2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for that period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in those assets, the net losses experienced by the trust may be higher.

(3) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.

(4) The Trust has not experienced a loss on any receivable during the indicated periods, primarily as a result of the depositors choosing to remove any receivables relating to accounts that are redesignated from the trust because they have been classified as status. However, the depositors are not required to do so, and there can be no assurance that they will continue to do so in the future.

(5) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated.

(6) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for the period. Recoveries include amounts received from any other dealer assets securing the receivables in addition to the financed vehicles.

Historical Floorplan Losses Show The Positive Effect Of Ford Credit's Processes

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APPENDIX FLOORPLAN FEATURES New vehicles – 100% of invoice amount, including taxes, destination charges, and dealer holdback Auction vehicles – auction price plus auction fee, transportation, and taxes Used vehicles – up to 100% of wholesale value (as determined by selected trade publications) Advance Rates Principal due generally upon sale of related vehicle Interest and other administrative charges are billed and payable monthly in arrears Payment Terms Ford Credit requires higher risk dealers to make periodic principal payments, or “curtailments,” prior to the sale or lease of the related vehicle The amount of monthly curtailment payments is 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority Curtailment Terms Comprehensive insurance coverage for the financed vehicles is mandatory and generally is included with the financing Over half of the dealers purchase collision coverage through Ford Credit from The American Road Insurance Company and the remainder purchase it from other insurance companies In-transit vehicles are also covered by comprehensive insurance arranged by Ford Insurance A428

APPENDIX FLOORPLAN FEATURES (CONTINUED) Floorplan Interest Rate Prime rate plus generally 1.50% for both new and used vehicles Floorplan rates are not risk based In-transit Vehicle Adjustment Fee* Prime rate plus 0.30% Based on a 60-day vehicle supply Not a strict credit limit and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels New Vehicle Lines** Based on a 30-to 45-day vehicle supply depending on dealer risk rating Strictly monitored credit limit and Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval Used Vehicle Lines A439 * In-transit floorplan receivable is created at gate release ** New floorplan receivable is created on the date the vehicle is delivered to the dealer

APPENDIX U.S. FLOORPLAN TRUST LEGAL STRUCTURE Ford Motor Company Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Ford Credit Floorplan LLC (Depositor) Ford Credit Floorplan Corp. (Depositor) Ford Credit Floorplan Master Owner Trust A (Issuer) ed Income vices LLC esentations wer) ** US Bank Trust, N.A. Mellon (Owner Outstanding Series * The servicer may terminate the back-up servicer, without being required to appoint a successor back-up servicer, if the long-term debt ratings of Ford Credit are at least "BBB-from Standard Poor's and "Baa3" from Moody's ** Applicable for Regulation AB II series transactions A540 The Bank of New York Trustee)(Indenture Trustee) Clayton Fix Wells FargoSer Bank, N.A.(Asset Repr (Back-up Servicer)*Revie

APPENDIX NET INCOME RECONCILIATION TO ADJUSTED PRE-TAX PROFIT – TOTAL COMPANY 2Q YTD (Mils) Memo: FY 2016 2016 2017 2016 2017 Net income / (Loss) attributable to Ford (GAAP) $ 1,970 $ 2,042 $ 4,422 $ 3,629 $ 4,596 Income / (Loss) attributable to non-controlling interests 2 8 5 15 11 Net income / (Loss) $ 1,972 $ 2,050 $ 4,427 $ 3,644 $ 4,607 Less: (Provision for) / Benefit from income taxes (903) (209) (2,099) (858) (2,189) Income / (Loss) before income taxes $ 2,875 $ 2,259 $ 6,526 $ 4,502 $ 6,796 Less: Special items pre-tax (118) (248) (304) (224) (3,579) $ 2,993 $ 2,507 $ 6,830 $ 4,726 $ 10,375 Adjusted pre-tax profit (Non-GAAP) 5A15

APPENDIX EFFECTIVE TAX RATE RECONCILIATION TO ADJUSTED EFFECTIVE TAX RATE – TOTAL COMPANY 2017 Memo: FY 2016 2Q YTD Pre-Tax Results (Mils) Income / (Loss) before income taxes (GAAP) Less: Impact of special items Adjusted pre-tax profit (Non-GAAP) $ 2,259 (248) $ 4,502 (224) $ 6,796 (3,579) $ 2,507 $ 4,726 $ 10,375 Taxes (Mils) (Provision for) / Benefit from income taxes (GAAP) Less: Impact of special items Adjusted (provision for) / benefit from income taxes (Non-GAAP) $ (209) 46 $ (858) 31 $ (2,189) 1,121 $ (255) $ (889) $ (3,310) Tax Rate (Pct) Effective tax rate (GAAP) Adjusted effective tax rate (Non-GAAP) 9.3% 10.2% 19.1% 18.8% 32.2% 31.9% 5A26

APPENDIX EARNINGS PER SHARE RECONCILIATION TO ADJUSTED EARNINGS PER SHARE – TOTAL COMPANY 2017 2Q YTD Diluted After-Tax Results (Mils) Diluted after-tax results (GAAP) Less: Impact of pre-tax and tax special items Adjusted net income – diluted (Non-GAAP) $ 2,042 (202) $ 3,629 (193) $ 2,244 $ 3,822 Basic and Diluted Shares (Mils) Basic shares (average shares outstanding) Net dilutive options and unvested restricted stock units Diluted shares 3,977 19 3,977 21 3,996 3,998 Earnings per share – diluted (GAAP) Less: Net impact of adjustments Adjusted earnings per share – diluted (Non-GAAP) $ 0.51 (0.05) $ 0.91 (0.05) $ 0.56 $ 0.96 5A37

APPENDIX SPECIAL ITEMS – TOTAL COMPANY 2Q YTD (Mils) Memo: FY 2016 2016 2017 2016 2017 Pension and OPEB remeasurement gain / (loss) $ (11) $ - $ (11) $ - $ (2,996) Separation-related actions $ (102) $ (7) $ (276) $ (29) $ (304) Other Items San Luis Potosi plant cancellation Japan, Indonesia market closure Next-generation Focus footprint change Total other items $ - (5) - $ 7 - (248) $ - (17) - $ 53 - (248) $ (199) (80) - $ (5) $ (241) $ (17) $ (195) $ (279) Total pre-tax special items $ (118) $ (248) $ (304) $ (224) $ (3,579) Tax special items $ (1) $ 46 $ (67) $ 31 $ 1,121 Memo: Special items impact on earnings per share* $ (0.03) $ (0.05) $ (0.09) $ (0.05) $ (0.61) 5A48 * Includes related tax effect on special items and tax special items

APPENDIX LIQUIDITY (Bils) SOURCES* - FORD 2016 Jun 30 CREDIT 2016 Dec 31 2017 Mar 31 2017 Jun 30 Liquidity Sources Cash Committed ABS facilities Other unsecured credit facilities Ford corporate credit facility allocation Total Liquidity Sources $ 11.6 36.0 2.7 3.0 $ 10.8 34.6 2.5 3.0 $ 11.3 34.8 2.6 3.0 $ 10.1 32.3 2.7 3.0 Committed Capacity $38.0 Billion $ 53.3 $ 50.9 $ 51.7 $ 48.1 Utilization of Liquidity Securitization cash Committed ABS facilities Other unsecured credit facilities Ford corporate credit facility allocation Total Utilization of Liquidity $ (2.7) (16.2) (0.7) - $ (3.4) (19.9) (0.7) - $ (3.0) (18.4) (1.3) - $ (2.9) (16.4) (0.5) - $ (19.6) $ (24.0) $ (22.7) $ (19.8) Gross liquidity Adjustments Net Liquidity Available For Use $ 33.7 0.1 $ 26.9 0.1 $ 29.0 0.3 $ 28.3 0.2 $ 33.8 $ 27.0 $ 29.3 $ 28.5 5A59 * See Appendix for definitions

APPENDIX FINANCIAL STATEMENT LEVERAGE RECONCILIATION TO MANAGED LEVERAGE* - FORD CREDIT (Bils) 2016 Jun 30 2016 Dec 31 2017 Mar 31 2017 Jun 30 Leverage Calculation Total debt Adjustments for cash Adjustments for derivative accounting Total adjusted debt $ 126.3 (11.6) (1.3) $ 126.5 (10.8) (0.3) $ 129.2 (11.3) (0.2) $ 129.3 (10.1) (0.2) $ 113.4 $ 115.4 $ 117.7 $ 119.0 Equity Adjustments for derivative accounting Total adjusted equity $ 12.4 (0.4) $ 12.8 (0.3) $ 13.2 (0.3) $ 13.8 (0.2) $ 12.0 $ 12.5 $ 12.9 $ 13.6 Financial statement leverage (to 1) (GAAP) Managed leverage (to 1) (Non-GAAP) 10.2 9.4 9.9 9.2 9.8 9.1 9.3 8.8 5A160 * See Appendix for definitions

APPENDIX TOTAL NET RECEIVABLES RECONCILIATION TO MANAGED RECEIVABLES – FORD CREDIT (Bils) 2015 Dec 31 2016 Jun 30 2016 Dec 31 2017 Jun 30 Finance receivables, net (GAAP) Net investment in operating leases (GAAP) Total net receivables* Unearned interest supplements and residual support Allowance for credit losses Other, primarily accumulated supplemental depreciation Total managed receivables (Non-GAAP) $ 96.8 25.1 $ 101.3 26.8 $ 103.0 27.2 $ 108.3 26.7 $ 121.9 4.5 0.4 0.4 $ 128.1 5.0 0.5 0.6 $ 130.2 5.3 0.5 0.9 $ 135.0 5.6 0.6 1.0 $ 127.2 $ 134.2 $ 136.9 $ 142.2 * See Appendix for definition. Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors 5A171

APPENDIX

NON-GAAP FINANCIAL MEASURES THAT SUPPLEMENT GAAP MEASURES – TOTAL COMPANY

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We use both GAAP and non-GAAP financial measures for operational and financial decision making, and to assess Company and segment business performance. The non-GAAP measures listed below are intended to be considered by users as supplemental information to their equivalent GAAP measures, to aid investors in better understanding our financial results. We believe that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess our period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.

<u>Total Company Adjusted Pre-tax Profit (Most Comparable GAAP Measure: Net income attributable to Ford)</u> – The non-GAAP measure is useful to management and investors because it allows users to evaluate our pre-tax results excluding pre-tax special items. Pre-tax special items consist of (i) pension and OPEB remeasurement gains and losses that are not reflective of our underlying business results, (ii) significant restructuring actions related to our efforts to match production capacity and cost structure to market demand and changing model mix, and (iii) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities. When we provide guidance for adjusted pre-tax profit, we do not provide guidance on a net income basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses.

<u>Adjusted Earnings Per Share (Most Comparable GAAP Measure: Earnings Per Share)</u> – Measure of Company's diluted net earnings per share adjusted for impact of pre-tax special items (described above), and tax special items. The measure provides investors with useful information to evaluate performance of our business excluding items not indicative of underlying run rate of our business. When we provide guidance for adjusted earnings per share, we do not provide guidance on an earnings per share basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses.

<u>Adjusted Effective Tax Rate (Most Comparable GAAP Measure: Effective Tax Rate)</u> – Measure of Company's tax rate excluding pre-tax special items (described above) and tax special items. The measure provides an ongoing effective rate which investors find useful for historical comparisons and for forecasting. When we provide guidance for adjusted effective tax rate, we do not provide guidance on an effective tax rate basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses.

<u>Ford Credit Managed Receivables – (Most Comparable GAAP Measure: Net Finance Receivables plus Net Investment in Operating Leases)</u> – Measure of Ford Credit's Total net receivables, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation). The measure is useful to management and investors as it closely approximates the customer's outstanding balance on the receivables, which is the basis for earning revenue.

<u>Ford Credit Managed Leverage (Most Comparable GAAP Measure: Financial Statement Leverage)</u> – Ford Credit's debt-to-equity ratio adjusted (i) to exclude cash, cash equivalents, and marketable securities (other than amounts related to insurance activities), and (ii) for derivative accounting. The measure is useful to investors because it reflects the way Ford Credit manages its business. Cash, cash equivalents, and marketable securities are deducted because they generally correspond to excess debt beyond the amount required to support operations and on-balance sheet securitization transactions. Derivative accounting adjustments are made to asset, debt, and equity positions to reflect the impact of interest rate instruments used with Ford Credit's term-debt issuances and securitization transactions. Ford Credit generally repays its debt obligations as they mature, so the interim effects of changes in market interest rates are excluded in the calculation of managed leverage.

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APPENDIX DEFINITIONS AND CALCULATIONS – FORD MOTOR COMPANY Automotive Records References to Automotive records for operating cash flow, operating margin and business units are since at least 2000 Wholesales and Revenue Wholesale unit volumes include all Ford and Lincoln badged units (whether produced by Ford or by an unconsolidated affiliate) that are sold to dealerships, units manufactured by Ford that are sold to other manufacturers, units distributed by Ford for other manufacturers, and local brand units produced by our China joint venture, Jiangling Motors Corporation, Ltd. (“JMC”), that are sold to dealerships. Vehicles sold to daily rental car companies that are subject to a guaranteed repurchase option (i.e., rental repurchase), as well as other sales of finished vehicles for which the recognition of revenue is deferred (e.g., consignments), also are included in wholesale unit volumes. Revenue from certain vehicles in wholesale unit volumes (specifically, Ford badged vehicles produced and distributed by our unconsolidated affiliates, as well as JMC brand vehicles) are not included in our revenue Automotive Segment Operating Margin Automotive segment operating margin is defined as Automotive segment pre-tax results divided by Automotive segment revenue Industry Volume and Market Share Industry volume and market share are based, in part, on estimated vehicle registrations; includes medium and heavy duty trucks SAAR SAAR means seasonally adjusted annual rate Automotive Cash Automotive cash includes cash, cash equivalents, and marketable securities Market Factors Volume and Mix – primarily measures profit variance from changes in wholesale volumes (at prior-year average contribution margin per unit) driven by changes in industry volume, market share, and dealer stocks, as well as the profit variance resulting from changes in product mix, including mix among vehicle lines and mix of trim levels and options within a vehicle line Net Pricing – primarily measures profit variance driven by changes in wholesale prices to dealers and marketing incentive programs such as rebate programs, low-rate financing offers, special lease offers and stock accrual adjustments on dealer inventory 5A193

APPENDIX DEFINITIONS AND CALCULATIONS – FORD CREDIT Adjustments (as shown on the Liquidity Sources chart) Include certain adjustments for asset-backed capacity in excess of eligible receivables and cash related to the Ford Credit Revolving Extended Variable-utilization program (“FordREV”), which can be accessed through future sales of receivables Cash (as shown on the Funding Structure, Liquidity Sources and Leverage charts) Cash and cash equivalents and Marketable securities reported on Ford Credit’s balance sheet, excluding amounts related to insurance activities Committed Asset-B a cked Secu rity (“AB S”) Fa cilities (as shown on the Liquidity Sources chart) Committed ABS facilities are subject to availability of sufficient assets, ability to obtain derivatives to manage interest rate risk, and exclude FCE Bank plc (“FCE”) access to the Bank of England’s Discount Window Facility Securitizations (as shown on the Public Term Funding Plan chart) Public securitization transactions, Rule 144A offerings sponsored by Ford Motor Credit, and widely distributed offerings by Ford Credit Canada Securitization Cash (as shown on the Liquidity Sources chart) Securitization cash is cash held for the benefit of the securitization investors (for example, a reserve fund) Term Asset-Backed Securities (as shown on the Funding Structure chart) Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements Total Debt (as shown on the Leverage chart) Debt on Ford Credit’s balance sheet. Includes debt issued in securitizations and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions Unallocated Other (as shown on the Pre-Tax Results by Segment chart) • Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions 6A104